Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly Earnings

          THOMASVILLE, Alabama, April 22 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended March 31, 2005, of $3,302,000, compared to $3,429,000 for the same period of 2004, a 3.7% decrease.  On a diluted per share basis, net income for the first quarter of 2005 was $0.51, compared to $0.53 for the same period of 2004, a 3.8% decrease.

          The small decrease in net income is the result of a $142,000 decrease in insufficient funds and overdraft charges on deposit accounts, and a $135,000 increase in provision for loan losses which was off-set somewhat by a $238,000 increase in net interest income.  Net interest margin increased from 7.26% at the end of the first quarter of 2004 to 7.32% at March 31, 2005.

          Performance ratios remain excellent with return on average assets of 2.25% and return on average equity of 16.15%.

          At March 31, 2005, total assets amounted to $602,394,000, a 4.8% increase over March 31, 2004.  Total deposits increased 7.4% to $414,856,000.  Loans, net of unearned discount, increased 6.2% to $406,426,000, and shareholders’ equity totaled $82,566,000, which represented a book value of $12.84 per share.  Regular dividends were increased 11% to $0.20 per share in the first quarter, and a special one-time dividend of $0.15 per share was also declared.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	Three Months Ended March 31,

	2005	2004

Earnings Summary:
Net Interest Income	$9,808	$9,570
Provision for Credit Losses	796	661
Non-Interest Income	1,154	1,315
Non-Interest Expense	5,356	5,219
Income Before Income Taxes	4,810	5,005
Income Tax Provision	1,508	1,576
Net Income	$3,302	$3,429

	Three Months Ended March 31,

	2005	2004

Earnings Per Share:
Basic	$0.51	$0.53
Diluted	0.51	0.53
Dividends Per Share	0.35	0.18
Balance Sheet Summary:
Total Assets	$602,394	$574,730
Total Earning Assets	550,230	527,106
Loans, Net of Unearned Discount	406,426	382,659
Allowance for Credit Losses	7,081	6,915
Total Deposits	414,856	386,147
Common Shareholders’ Equity	82,566	76,383
Book Value Per Share	12.84	11.88
Average Balance Sheet Data:
Total Assets	$595,467	$569,585
Total Earning Assets	543,214	530,123
Loans, Net of Unearned Discount	405,322	386,325
Total Deposits	409,236	387,643
Common Shareholders’ Equity	82,922	74,840
Performance Ratios:
Return on Average Assets	2.25%	2.41%
Return on Common Equity	16.15%	18.38%
Average Shares Outstanding:
Basic	6,429,428	6,431,620
Diluted	6,429,428	6,431,620

SOURCE  United Security Bancshares, Inc.
          -0-                                        04/22/2005
          /CONTACT:  Larry Sellers or Robert Steen of United Security Bancshares,
Inc., +1-334-636-5424/
_